For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS 2004 ANNUAL FINANCIAL RESULTS

Silver Spring, MD, February 22, 2005: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the fourth quarter and year ended December 31, 2004.

“We are pleased to report that United Therapeutics’ revenues for the year ended December 31, 2004 totaled $73.6 million, representing a 38% increase over 2003. Additionally, our first ever annual net income was $15.5 million for 2004, or $0.71 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “In addition to these solid operating results, the company’s financial position also improved during 2004. We had our first ever cash flow positive year, and ended 2004 with $139.1 million of cash and investments and no debt.”

Annual Results

Revenues grew to $73.6 million in 2004, as compared to $53.3 million in 2003. Gross margins from sales were $65.3 million or 89% in 2004, as compared to $46.6 million or 87% in 2003. The increases in revenues and gross margins resulted primarily from expanded sales of Remodulin®.

Net income was $15.5 million or $0.71 per basic share in 2004. This compares very favorably to a net loss of ($10.0) million or ($0.47) per basic share in 2003.

Research and development expenses were $30.6 million in 2004, as compared to $35.4 million in 2003. The decrease was due primarily to reduced expenses related to the cancer and infectious disease development programs, which were partially offset by increases in Remodulin programs. Selling, general and administrative expenses were $21.5 million in 2004, as compared to $22.7 million in 2003. The decrease was due primarily to decreased sales and marketing expenses related mostly to arginine products.

Interest income was $3.0 million in 2004, as compared to $2.4 million in 2003. This increase was attributable primarily to more cash available for investing during 2004.

Fourth Quarter Results

Revenues grew to $21.6 million in 2004, as compared to $13.6 million in 2003. Gross margins from sales were $19.4 million or 90% in 2004, as compared to $12.3 million or 91% in 2003. The increases in revenues and gross margins resulted primarily from expanded sales of Remodulin.

Net income was $6.9 million or $0.31 per basic share in 2004. This compares very favorably to a net loss of ($3.2) million or ($0.15) per basic share in 2003.

Research and development expenses were $7.5 million in 2004, as compared to $9.8 million in 2003. The decrease was due primarily to reduced expenses related to the cancer and infectious disease development programs, which were partially offset by increases in Remodulin programs. Selling, general and administrative expenses were $5.5 million in 2004, as compared to $6.1 million in 2003. The decrease was due primarily to decreased sales and marketing expenses related mostly to arginine products.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, February 22, 2005 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-474-8920, with international dialers calling 001-719-457-2727. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-888-203-1112, with international callers dialing 001-719-457-0820, and using access code 4268360.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenues:
Product sales	$20,537	$12,721	$69,539	$49,715
Service sales	1,076	869	4,051	3,626

Total revenue	21,613	13,590	73,590	53,341
Operating expenses:
Research and development	7,501	9,773	30,602	35,417
Selling, general and administrative	5,546	6,060	21,529	22,667
Cost of product sales	1,715	867	6,347	4,994
Cost of service sales	537	413	1,903	1,789

Total operating expenses	15,299	17,113	60,381	64,867
Income (loss) from operations	6,314	(3,523)	13,209	(11,526)
Other income (expense):
Interest income	892	591	2,986	2,435
Interest expense	2	(18)	(4)	(112)
Equity loss in affiliate	(303)	(325)	(785)	(953)
Other, net	(15)	55	43	187

Total other income (expense)	576	303	2,240	(1,557)
Income (loss) before income tax	6,890	(3,220)	15,449	(9,969)
Income tax	—	—	—	—

Net income (loss)	$6,890	$(3,220)	$15,449	$(9,969)

Net income (loss) per common share:
Basic	$0.31	$(0.15)	$0.71	$(0.47)

Diluted	$0.28	$(0.15)	$0.66	$(0.47)

Weighted average number of common shares outstanding:
Basic	22,325,000	21,296,907	21,725,871	21,134,607

Diluted	24,269,830	21,296,907	23,351,167	21,134,607

CONSOLIDATED BALANCE SHEET DATA
As of December 31,
(In thousands)

	2004	2003
Cash, cash equivalents and marketable investments (including restricted amounts)	$139,140	$117,337
Total assets	$207,158	$179,502
Total liabilities	$15,522	$11,737
Total stockholders’ equity	$191,636	$167,765